Exhibit (13)(d)

First AMENDMENT

TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of [ ], 2025, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of May 9, 2025, as amended, is entered into by and between Wedbush Series Trust, a Delaware statutory trust (the “Trust”) and Wedbush Fund Advisers, LLC, a Delaware limited liability company (“WFA” or the “Administrator”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the following series of the Trust to Amended Exhibit A:

Wedbush Laffer Tengler New Era Value ETF

WHEREAS, Section 10 of the Agreement allows for its amendment by written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WEDBUSH SERIES TRUST		WEDBUSH FUND ADVISERS, LLC

On behalf of each series listed on
Amended Exhibit A attached hereto

By:	/s/ Matthew Bromberg	By:	/s/ Cullen Rogers
Name:	Matthew Bromberg	Name:	Cullen Rogers
Title:	President	Title:	Chief Investment Officer
Date:	[ ]/[ ]/2025	Date:	[ ]/[ ]/2025

Amended Exhibit A

Separate Series of Strategic Trust:

Dan IVES Wedbush AI Revolution ETF

Wedbush Laffer Tengler New Era Value ETF